Exhibit 3.7

CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HORIZON PHARMA, INC.

HORIZON PHARMA, INC., a Delaware corporation (the “Corporation”), does hereby certify that:

FIRST: The name of the Corporation is Horizon Pharma, Inc., a Delaware corporation.

SECOND: The date of filing of the original Certificate of Incorporation of this Corporation with the Secretary of State of the State of Delaware was March 23, 2010.

THIRD: The date of filing of an Amended and Restated Certificate of Incorporation of this Corporation with the Secretary of State of the State of Delaware was March 31, 2010.

FOURTH: The date of filing of a Certificate of Amendment to Amended and Restated Certificate of Incorporation of this Corporation with the Secretary of State of the State of Delaware was June 22, 2010.

FIFTH: The date of filing of a Certificate of Amendment to Amended and Restated Certificate of Incorporation of this Corporation with the Secretary of State of the State of Delaware was January 6, 2011.

SIXTH: The Board of Directors of the Corporation, acting in accordance with provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware (the “DGCL”), adopted resolutions providing that it was advisable and in the best interests of the Corporation that the following be amended:

1.    Section A of Article IV of the Corporation’s Amended and Restated Certificate of Incorporation, as amended, is hereby amended and restated in its entirety to read as follows:

“(A) Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 65,900,000 shares, each with a par value of $0.0001 per share, of which 36,950,000 shares shall be Common Stock and 28,950,000 shares shall be Preferred Stock. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote (voting together as a single class on an as-if-converted basis).”

2.    Section B of Article IV of the Corporation’s Amended and Restated Certificate of Incorporation, as amended, is hereby amended and restated in its entirety to read as follows:

“Rights, Preferences and Restrictions of Preferred Stock. The Preferred Stock authorized by this Amended and Restated Certificate of Incorporation (the “Certificate”) may be issued from time to time in one or more series. The first series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of 23,200,000 shares. The second series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of 5,750,000 shares. The rights, preferences, privileges, and restrictions granted to and imposed on the Series A and Series B Preferred Stock are as set forth below in this Article IV(B). The Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized to provide for the issue of all of any of the remaining shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the Delaware General Corporation Law. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of this Certificate or any certificate of designation filed with respect to any series of Preferred Stock.”

SEVENTH: Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 228 and 242 of the DGCL.

IN WITNESS WHEREOF, Horizon Pharma, Inc. has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer this 20th day of April, 2011.

HORIZON PHARMA, INC.

By:	/s/Timothy P. Walbert

Timothy P. Walbert
President and Chief Executive Officer

[Signature Page to Certificate of Amendment to Amended and Restated Certificate of Incorporation]